Exhibit 99.1

News Release

Media Contacts:

Telkonet Investor Relations, 240.912.1811, ir@telkonet.com
Garrett Axford, Georgina Garrett / Simon Jones, 866.940.9987, +44.1903.854900 mail@garrett-axford.co.uk

For Immediate Release

Telkonet Inc. Receives NYSE Amex Staff Determination

September 2, 2009: Germantown, MD – Telkonet, Inc. (NYSE Amex: TKO), a Clean Technology company that develops and manufactures proprietary energy management and SmartGrid networking technology, announced that on August 27, 2009, NYSE Amex LLC (the “Exchange”) delivered a delisting notification indicating that it has not accepted Telkonet, Inc.’s (the “Company”) plan to regain compliance with the Exchange’s continued listing standards, as submitted by the Company on June 25, 2009.

Specifically, the notice indicated that the Company is not in compliance with Section 1003(a)(iv) of the Company Guide in that its financial condition has become so impaired that it appears questionable, in the opinion of the Exchange, as to whether the company will be able to continue operations and/or meet its obligations as they mature and that the Company’s plan does not make a reasonable demonstration of the Company’s ability to regain compliance with Section 1003(a)(iv) of the Company Guide.  More specifically, the Exchange based its determination on the Company’s financial condition disclosed in the Company’s 10-Q for the period ended June 30, 2009 and the Exchange staff’s doubt as to the Company’s ability to raise additional capital structured to meet the requirements of the Exchange’s rules. The Exchange staff also determined that the Company had not adequately addressed its plan to increase the selling price of its common stock, which constitutes an additional deficiency, pursuant to Section 1003(f)(v) of the Company Guide.

The Company intends to exercise its limited right to appeal the basis for the delisting determination by requesting a hearing before an Exchange Listing Qualifications Panel, which must be filed with the Exchange on or prior to September 3, 2009. As a condition to any appeal, the Company is required to pay to the Exchange the total sum of $55,000 consisting of a non-refundable $5,000 hearing fee and unpaid listing fees totaling $50,000. During the appeals process, the Company expects that its common stock will remain listed on the Exchange. The Company intends to continue to execute on the plan it submitted to the Exchange and remains optimistic of its ability to meet the targets and commitments set forth therein, however, there can be no assurance that it will be able to do so or that the Exchange will grant the Company's request for continued listing of its common stock. In the event that the Company's common stock is delisted from the Exchange, the Company expects its common stock to trade on the Over-the-Counter Bulletin Board.

About Telkonet
Telkonet provides integrated, centrally-managed energy management and SmartGrid networking solutions that improve energy efficiency and reduce the demand for new energy generation. The company’s energy management systems, aimed at the hospitality, commercial, government, healthcare and education markets, are dynamically lowering HVAC costs in over 140,000 rooms, and are an integral part of various utilities’ green energy efficiency and rebate programs.

Primarily targeting SmartGrid and utility applications, Telkonet’s patented powerline communications (PLC) platform delivers cost-effective, robust networking, with real-time online monitoring and maintenance capabilities, increasing the reliability and energy efficiency across the entire utility grid. www.telkonet.com.

All company, brand or product names are registered trademarks or trademarks of their respective holders.

Statements included in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks and uncertainties such as competitive factors, technological development, market demand and the Company’s ability to obtain new contracts and accurately estimate net revenues due to variability in size, scope and duration of projects, and internal issues in the sponsoring client. Further information on potential factors that could affect the Company’s financial results, can be found in the Company’s Registration Statement and in its Reports on Forms 8-K filed with the Securities and Exchange Commission (SEC).